August 16, 2012

Mr. Colon Washburn
President and CEO
ThinkGeek, Inc.

Dear Mr. Washburn:

The Board of Directors of Geeknet, Inc. (the “Company”) appreciates your efforts and contributions as Chief Executive Officer of ThinkGeek and accepts your resignation effective December 31, 2012. This letter memorializes the terms of your resignation and sets forth the transition arrangements to which we have agreed.

1.	Transition Services and Resignation

This letter will serve as an acceptance of your resignation as an officer and/or director of ThinkGeek, the Company and any of their affiliated companies, effective as of December 31, 2012. During the period from the date hereof through December 31, 2012 (the “Transition Period”), you will continue to work diligently to provide the services that may be requested of you by the Chief Executive Officer of the Company from time to time.

2.	Payments and Benefits

During the Transition Period, subject to your continued provision of the transition services as may be requested, you will continue to be paid your annual base salary in accordance with the Company's regular payroll practices and be eligible to participate in the employee benefit plans of the Company on the same basis as applicable to you on the date hereof, which shall include (for the avoidance of doubt) the vesting of the 26,042 restricted stock units in respect of Company common stock on September 8, 2012 in accordance with the terms of the award agreement between you and the Company in respect thereof. Following your separation from employment at the end of the Transition Period, you will be eligible to continue your health insurance benefits under the federal COBRA law at your own expense, provided that, subject to compliance with your obligations to the Company, the Company will pay on your behalf on a monthly basis the COBRA premium payments (which premium payments will be imputed as income to you) for the 12-month period commencing January 1, 2013 and ending on December 31, 2013 (or such earlier date at you become eligible to receive health insurance benefits from a future employer prior to December 2013). Except as expressly provided herein, you will not be entitled to any additional compensation or benefits from the Company or its affiliated companies during the Transition Period or thereafter.
Receipt of the payments and benefits described above will be subject to your execution and non-revocation of a Waiver and Release of Claims (the “Release”) substantially in the form attached hereto as Exhibit A as soon as reasonably practicable following the date hereof and again as soon as reasonably practicable following December 31, 2012 (and, in each case, within the time period specified in the Release), as well as your continued compliance with the obligations under Section 10 of the Employment Agreement between you and the Company dated as of September 6, 2011 (the “Employment Agreement”). For the avoidance of doubt, the obligations under Section 10 of the Employment Agreement will remain in full force and effect in accordance with their terms as if they were set forth herein in their entirety and shall survive your termination of employment. For purposes of Section 10 of the Employment Agreement, the “Restricted Period” shall end on December 31, 2013. If you fail to execute either

Release in a timely manner (i.e., within 21 days of delivery) or revoke either Release, your rights to receive or retain the payments and benefits described in this Section 2 shall be void.

3.	General Provisions

All payments and benefits provided under this letter will be subject to applicable withholding and deductions. This letter will be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Virginia without reference to the principles of conflict of law. This letter including the Release constitute the entire agreement between you and the Company and supersede any earlier agreement, written or oral, with respect thereto, including the Employment Agreement (other than those provisions of the Employment Agreement that survive as expressly provided herein). You and the Company agree that any disputes relating to any matters under the terms of this letter shall be resolved in accordance with the procedures set forth in Section 13 of the Employment Agreement (subject to Section 10(f) of the Employment Agreement, in the case of disputes under Section 10 of the Employment Agreement). In the event that any provision or portion of this letter shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
* * *
To indicate your agreement with the foregoing, please sign and return this letter by Monday, August 20, 2012 and sign and return the Release by no later than September 6, 2012 (the expiration of the 21 day period from delivery, although the Release may be returned earlier), in each case to Carol DiBattiste.
Very truly yours,
Geeknet, Inc.

By: /s/ Kenneth G. Langone
Kenneth G. Langone
President and Chief Executive Officer

Accepted and Agreed on this 20th day of August, 2012:
/s/ Colon Washburn
Colon Washburn

A-4
Exhibit A
Waiver and Release of Claims
1.In consideration of the payments and benefits provided under Section 2 of your letter agreement with Geeknet, Inc. (the “Company”) dated August 16, 2012 (the “Letter Agreement”), and in full compromise and settlement of any potential claims and causes of action relating to or arising out of your relationships with the Company and its affiliated entities or the termination of those relationships, and any and all other claims or causes of action that you have or may have against the Releasees (as defined below) up to the date of execution of this release (the “Release”), you hereby:
(a)release the Company and its officers, directors, executives, agents, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Releasees”) from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of action, of whatever kind or nature that existed from the beginning of time through the date of your execution of this Release, regardless of whether known or unknown, and regardless of whether asserted by you to date, including, but not limited to all claims for or relating to:
(i)any and all claims relating to or arising from your relationship with the Company and the termination of that relationship, including, without limitation, claims for severance pay, bonuses, sick leave, holiday pay or vacation pay, and any and all claims under the Employment Agreement between you and the Company dated as of September 6, 2011 (the “Employment Agreement”);
(ii)any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(iii)any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(iv)any and all claims for violation of any federal, state, or municipal statute, including (to the extent applicable), but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Family & Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Virginians with Disabilities Act, the Virginia Equal Pay Act the Virginia Human Rights Act, and any applicable local anti-discrimination and anti-harassment ordinances or law;
(v)any and all claims for violation of the federal, or any state, constitution;
(vi)any and all claims arising out of any other laws and regulations relating to discrimination;
(vii)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you pursuant to the Letter Agreement; and
(viii)any and all claims for attorneys' fees and costs;

(b)agree that the Release shall be and remains in effect in all respects as a complete general release as to the matters released. You and the Company hereby agree that the Release does not extend to: (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; or (ii) claims for workers' compensation insurance benefits under the terms of any worker's compensation insurance policy or fund of the Company;
(c)agree that you will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the Releasees relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys' fees), losses, debts and expenses described in the foregoing; acknowledge that: (A) this entire Release is written in a manner calculated to be understood by you; and (B) you have been advised to consult with an attorney before executing this Release; and
(d)represent that you have since September 7, 2011 and you continue to comply with the restrictive covenants and obligations set forth in Section 10 of the Employment Agreement.

2.You are advised to seek legal counsel regarding the terms of this Release, which includes a release of all claims that exist as of the date of the execution of this Release. You acknowledge that you have either sought legal counsel or have consciously decided not to seek legal counsel, contrary to the Company's advice, regarding the terms and effect of this Release.

3.You acknowledge that this Release releases only those claims which exist as of the date of Executive's execution of this Release.

4.You acknowledge that you may take twenty-one (21) days from the date of receipt of this Release within which to consider and sign this Release, but to the extent that you execute this Release before the expiration of the twenty-one-day period, you does so knowingly and voluntarily and only after consulting your legal counsel.

5.You acknowledge that you shall have seven (7) days from the date of signing this Release to revoke this Release Agreement in writing in its entirety (“Revocation Period”). You acknowledge that this Release shall not become effective or enforceable until the Revocation Period has expired. In the event that you choose to revoke this Release, within the Revocation Period, you shall:

(a)revoke in a signed writing, delivered to the following person on or before the seventh (7th) day after you executed this Release:
Carol DiBattiste
Executive Vice President, General Counsel
and Chief Administrative Officer
11216 Waples Mill Rd., Suite 100
Fairfax, VA 22030
(b)forfeit any and all right to payments or benefits as contemplated by the Letter Agreement; and
(c)return the full amount of consideration received, if any, to the Company along with the signed writing.

6.This Release and the Letter Agreement constitute the complete understanding between you and the Company regarding the subject matter hereof and thereof.

7.This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. This Release shall be deemed to have been executed and delivered within the Commonwealth of Virginia, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the Commonwealth of Virginia.
8.You expressly acknowledge that the payments and the other consideration that you are receiving under the Letter Agreement constitute material consideration for the execution of this Release, and represent valuable consideration to which you would not otherwise be entitled but for signing this Release.
9.By entering into this Release and the Letter Agreement, the Company does not admit and specifically denies any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Release and the Letter Agreement are being entered into solely for the purpose of amicably resolving all matters of any kind whatsoever between you and the Company.
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IN WITNESS WHEREOF, you have signed this Release on this 20 day of August, 2012.

/s/ Colon Washburn
Colon Washburn

Accepted and Agreed on
this 20 day of August, 2012:
Geeknet, Inc.
By: /s/ Kenneth G. Langone
Name:    Kenneth G. Langone
Title:    President and Chief Executive Officer